Exhibit 99.1

For Immediate Release

Investor Contact:

Inspire Pharmaceuticals, Inc.

Jenny Kobin

VP, Investor Relations and Corporate Communications

(919) 941-9777, Extension 219

Thomas R. Staab, II

Chief Financial Officer and Treasurer

(919) 941-9777, Extension 267

Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

- 2009 Annual Financial Guidance Reaffirmed -

- CEO Succession Plan Announced -

DURHAM, NC - July 31, 2009 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the second quarter ended June 30, 2009, reporting a net loss of $9.5 million or ($0.17) per share.

Total revenue for the second quarter of 2009 was $23.1 million, as compared to $22.0 million for the second quarter of 2008, reflecting an increase of 5%. Revenue from AzaSite® (azithromycin ophthalmic solution) 1% totaled $7.6 million in the second quarter of 2009, an increase of 86% compared to $4.1 million in the second quarter of 2008. Total revenue for the second quarter of 2008 included $1.25 million of collaborative research and development revenue.

Total product co-promotion and royalty revenue for the second quarter of 2009 was $15.5 million, comprised of co-promotion revenue from net sales of Elestat® (epinastine HCl ophthalmic solution) 0.05% and royalty revenue from net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05%, compared to $16.7 million in the second quarter of 2008. Royalty revenue from Restasis was $8.9 million and co-promotion revenue from Elestat was $6.6 million, as compared to $8.9 million and $7.8 million, respectively, recognized in the second quarter of 2008. In addition, the Company has deferred $3.3 million of revenue from net sales of Elestat that occurred in the first six months of 2009, which compares to $2.6 million of deferred revenue for the same period in 2008. Under the co-promotion agreement for Elestat, Inspire is entitled to a percentage of net sales based upon predetermined calendar year net sales target levels. A portion of Elestat co-promotion revenue has been recorded as deferred revenue and will be until the Company has achieved its 2009 annual minimum net sales target level. All deferred revenue is expected to be recognized by the end of 2009 when the annual minimum net sales target level is achieved.

Total revenue for the six months ended June 30, 2009 was $37.4 million and represented an 18% increase over the total revenue of $31.7 million for the same period in 2008. Total revenue for the six months ended June 30, 2009 was comprised of $23.6 million of co-promotion and royalty revenue on net sales of Restasis and Elestat and $13.8 million of AzaSite revenue, as compared to $24.1 million and $6.4 million, respectively, recognized for the six months ended June 30, 2008.

Operating expenses for the second quarter of 2009 totaled $31.9 million, as compared to $27.9 million for the same period in 2008. The increase in second quarter 2009 operating expenses, as compared to 2008, was primarily due to higher research and development expenses associated with ongoing programs.

Operating expenses for the six months ended June 30, 2009 were $64.9 million, as compared to $63.4 million for the same period in 2008. The increase in six month 2009 operating expenses, as compared to 2008, was primarily due to $2.0 million in restructuring charges that occurred with the elimination of preclinical and drug discovery activities in the first quarter of 2009.

For the second quarter ended June 30, 2009, Inspire reported a net loss of $9.5 million, or ($0.17) per common share, as compared to a net loss of $6.4 million, or ($0.11) per common share, for the same period in 2008. The net loss for the six months ended June 30, 2009 was $28.9 million, or ($0.51) per common share, as compared to a net loss of $32.3 million, or ($0.57) per common share for the same period in 2008. Cash, cash equivalents and investments totaled $42.5 million at June 30, 2009, reflecting a $30.4 million utilization of cash and investments during the first half of 2009.

Christy L. Shaffer, Ph.D., President and Chief Executive Officer of Inspire, stated, “During the first half of 2009, we progressed enrollment in all of our late-stage clinical trials and expect to reach important clinical data milestones in each program in rapid succession.”

CEO Succession Plan

Inspire also announced today that President and CEO, Dr. Christy L. Shaffer, has informed the Board of Directors that she plans to step down once a successor is in place. Based on Dr. Shaffer’s plan, Inspire’s Board has initiated an external CEO search process, which is well underway. Dr. Shaffer has committed to the Board that she will remain in place during the hiring of her successor, ensure a smooth and orderly transition process and be available in an advisory role, as needed.

Inspire’s Chairman of the Board, Kenneth B. Lee, Jr., commented, “As Inspire’s first full-time employee in 1995 and CEO since 1998, Christy has been the driving force in the Company’s development and she will be greatly missed. We respect Christy’s decision to transition leadership from her entrepreneurial, scientific expertise to a chief executive with strong global commercial biopharmaceutical experience. We believe our current portfolio of marketed products and multiple potential product approvals related to late-stage clinical programs position Inspire very well for future growth.”

Recent updates include (April 1, 2009 through July 31, 2009):

Ophthalmic Research & Development

•	Announced enrollment in the Prolacria™ Phase 3 dry eye clinical trial (Trial 03-113) of approximately 345 of 450 patients, as of July 24, 2009; targeting completion of enrollment in the fall of 2009;

•

Announced enrollment in the AzaSite Phase 2 blepharitis clinical trials of approximately 90 of 300 patients in the two-week trial (Trial 044-101) and approximately 130 of 300 patients in the four-week trial (Trial 044-102), as of July 24, 2009; targeting completion of enrollment in both trials in the first quarter of 2010; and

•	Completed enrollment in two Phase 1, proof-of-concept glaucoma trials; targeting announcement of top-line results in the third quarter of 2009.

Pulmonary Research & Development

•

Announced enrollment in TIGER-2, the second Phase 3 denufosol tetrasodium cystic fibrosis clinical trial (Trial 08-110), of 350 of 450 patients, as of July 24, 2009; targeting completion of enrollment in 2009;

•

Announced safety data from the open-label extension (OLE) of TIGER-1, the first Phase 3 clinical trial with denufosol for cystic fibrosis: denufosol was well-tolerated over 48 weeks of dosing and the nature and incidence of adverse events in the OLE phase were similar to those observed in the placebo-controlled phase; patient retention during the OLE phase was approximately 96% with 302 patients completing the full 48 weeks; the frequency of pulmonary exacerbations based on the primary protocol definition of an exacerbation as a patient experiencing at least four out of 12 defined signs and symptoms regardless of treatment was 23% in the placebo-controlled phase and the OLE phase; and the frequency of pulmonary exacerbations based on the secondary protocol definition of an exacerbation as a patient requiring treatment with IV antibiotics for a respiratory sign or symptom was 8% in the placebo-controlled phase and 13% in the OLE phase;

•	Announced that preliminary histopathology results from the two-year inhalation carcinogenicity study of denufosol in rats indicate no evidence of carcinogenic effect; and

•	Presented data from the TIGER-1 trial at the American Thoracic Society and European Cystic Fibrosis Society annual meetings.

Sales and Marketing

•	Increased second quarter 2009 AzaSite prescription volume by approximately 11% over the first quarter of 2009 and by approximately 88% over the second quarter of 2008.

Financial Outlook for 2009

Inspire’s 2009 financial results will be highly dependent on the amount of revenues derived from AzaSite and Elestat as a result of the Company’s commercial efforts, as well as the level of royalty payments received from Allergan with respect to the net sales of Restasis. Based upon current AzaSite, Elestat and Restasis trends, Inspire expects to record 2009 aggregate revenue in the range of $80-$90 million. Total 2009 operating expenses are expected to be in the range of

$120-$135 million. Cost of sales, which includes the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision Incorporated, is expected to be in the range of $8-$13 million. Total estimated selling and marketing, general and administrative, and research and development expenses are estimated to be in the range of $45-$50 million, $14-$18 million and $50-$60 million, respectively. Included within this operating expense guidance are projected stock-based compensation costs of approximately $5 million. Operating cash utilization in 2009 is expected to be in the range of $50-$65 million, which incorporates $18 million of principal repayment on the Company’s outstanding debt. Based on current operating plans, including the focus of resources on late-stage programs and the elimination of early research activities, Inspire expects its existing cash and investments to provide liquidity through the first quarter of 2010.

Inspire will host a conference call and live webcast to discuss its second quarter 2009 financial results on Friday, July 31, 2009 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 22200270. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until August 14, 2009. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 22200270.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are Prolacria™ for dry eye and denufosol tetrasodium for cystic fibrosis, which are both in Phase 3 development and AzaSite® for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AzaSite for bacterial conjunctivitis, the co-promotion of Elestat® for allergic conjunctivitis and royalties based on net sales of Restasis® for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the extent to which 2009 net sales targets of Elestat are achieved and, if achieved, the timing of any such achievement; the Company’s ability to recognize all deferred Elestat revenues by the end of 2009; the Company’s ability to focus on its late-stage and commercial programs; the timing of succession of the CEO of the Company, including the status of the external search process; Dr. Shaffer’s commitment that she will remain in place during the hiring of her successor, ensure a smooth and orderly transition process and be available in an advisory role; the Company’s ability to hire a CEO with strong global commercial biopharmaceutical experience; the Company’s ability to reach clinical data milestones in each program within two years; the ability of the Company’s current portfolio of marketed products and multiple potential product approvals related to late stage clinical programs to position the Company well for future growth; the timing of the completion of enrollment of the Prolacria Phase 3 dry eye clinical trial; the timing of the completion of enrollment of the AzaSite Phase 2 blepharitis clinical trials; the timing of an announcement regarding the top-line results of the two Phase 1 proof-of-concept glaucoma trials; the timing of the completion of enrollment of the TIGER-2 Phase 3 denufosol trial; the amount of revenues derived from AzaSite and Elestat as a result of the Company’s commercial efforts; the level of royalty payments received from Allergan with respect to net sales of Restasis; 2009 aggregate revenues; 2009 total operating expenses; 2009 cost of sales, including the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision Incorporated; total 2009 selling and marketing expenses; total 2009 general and administrative expenses; total 2009 research and development expenses; total 2009 stock-based compensation costs; operating cash utilization by the Company in 2009, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; the ability of the Company’s cash and investments to provide liquidity through the first quarter of 2010; and Inspire’s ability to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

— Financial tables follow —

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$7,587	$4,076	$13,773	$6,355
Product co-promotion and royalty	15,464	16,658	23,609	24,082
Collaborative research and development	—	1,250	—	1,250
Total revenue	23,051	21,984	37,382	31,687

Operating expenses:
Cost of Sales	2,284	1,643	4,245	2,650
Research and development	13,557	9,808	25,824	24,605
Selling and marketing	11,789	12,915	24,809	29,120
General and administrative	4,233	3,493	8,053	7,039
Restructuring	48	—	1,979	—

Total operating expenses	31,911	27,859	64,910	63,414

Loss from operations	(8,860)	(5,875)	(27,528)	(31,727)
Other income (expense):
Interest income	159	706	319	1,897
Interest expense	(810)	(1,193)	(1,709)	(2,445)

Other income (expense), net	(651)	(487)	(1,390)	(548)

Net loss	$(9,511)	$(6,362)	$(28,918)	$(32,275)

Basic and diluted net loss per common share	$(0.17)	$(0.11)	$(0.51)	$(0.57)

Weighted average common shares used in computing basic and diluted net loss per common share	56,687	56,601	56,683	56,577

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	June 30, 2009	December 31, 2008
Cash, cash equivalents and investments	$42,547	$72,966
Trade receivables	18,732	16,544
Inventories, net	841	689
Total assets	84,231	114,224
Working capital	18,043	52,512
Deferred revenue	3,347	—
Debt, including current portion	34,565	43,605
Total stockholders’ equity	18,243	44,387
Shares of common stock outstanding	56,715	56,672

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